GSI Technology, Inc. Reports Third-Quarter Fiscal 2014 Results

SUNNYVALE, CA -- (Marketwired - January 30, 2014) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter and nine months ended December 31, 2013.

The Company reported a net loss of $(210,000), or $(0.01) per diluted share, on net revenues of $13.8 million for the third quarter of fiscal 2014, compared to net income of $844,000, or $0.03 per diluted share, on net revenues of $17.5 million in the quarter ended December 31, 2012 and net income of $386,000, or $0.01 per diluted share, on net revenues of $15.5 million in the preceding second quarter. Gross margin was 44.2% compared to 41.9% in the prior year period and 47.6% in the preceding second quarter.

Total operating expenses in the third quarter of fiscal 2014 were $7.5 million, up from $6.7 million in the third quarter of fiscal 2013 and down from $7.2 million in the preceding second quarter. Research and development expenses were relatively unchanged at $2.9 million, compared to $2.9 million in the prior year period and $3.0 million in the preceding quarter, but selling, general and administrative expenses, which include litigation-related expenses, were up substantially year-over-year to $4.6 million compared to $3.9 million in the quarter ended December 31, 2012, and up sequentially from $4.2 million in the preceding quarter.

Litigation-related expenses in the third fiscal quarter were $2.1 million, up from $1.7 million in the previous quarter and up from $1.1 million in the same period a year ago. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor. Both lawsuits are currently in the discovery phase.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in slightly below the range we had projected earlier in the third quarter primarily due to continued slowness in the telecommunications and networking market. However, third quarter gross margin was strong at 44.2%, above our operating model, due to a favorable mix of higher margin products. As expected, we continued to incur substantial litigation-related expenses during the quarter, resulting in a net loss for the quarter, as the discovery phase of our antitrust lawsuit against Cypress intensified."

Third-quarter direct and indirect sales to Cisco Systems were $2.5 million, or 18.4% of net revenues, compared to $3.4 million, or 22.2% of net revenues, in the prior quarter, and $6.5 million, or 37.0% of net revenues, in the same period a year ago. Sales to Alcatel-Lucent were $2.3 million, or 16.5% of net revenues, during the quarter, compared $3.2 million, or 20.4% of net revenues, in the prior quarter. Military/defense sales were 14.2% of shipments compared to 12.3% of shipments in the prior quarter and 11.0% of shipments in the comparable period a year ago. SigmaQuad sales were 39.8% of shipments compared to 42.3% in the prior quarter and 33.7% in the third quarter of fiscal 2013.

Third-quarter fiscal 2014 operating loss was $(1.4 million), compared to operating income of $241,000 in the prior quarter and operating income of $595,000 a year ago. Third-quarter 2014 net loss included interest and other income of $62,000 and a tax benefit of $1.1 million, compared to $109,000 in interest and other income and a tax benefit of $140,000 a year ago; in the preceding quarter, net income included interest and other income of $85,000 and a tax benefit of $60,000.

Total third-quarter pre-tax stock-based compensation expense was $516,000 compared to $563,000 in the prior quarter and $565,000 in the comparable quarter a year ago.

At December 31, 2013, the Company had $74.8 million in cash, cash equivalents and short-term investments, $34.2 million in long-term investments, $89.7 million in working capital, no debt, and stockholders' equity of $134.0 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. On August 20, 2013, the Board increased the dollar value of shares that may be repurchased by $10 million. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended December 31, 2013, we repurchased 383,477 shares at an average cost of $6.61 per share for a total cost of $2.5 million. To date, the Company has repurchased 4,014,707 shares at an average cost of $4.15 per share for a total cost of $16.6 million.

Outlook for Fourth Quarter of Fiscal 2014

We currently expect net revenues in the fourth quarter of fiscal 2014 to be in the range of $12.5 million to $13.5 million, with gross margin of approximately 38% to 40%.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2013, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 30, 2014. To listen to the teleconference, please call toll-free 888-510-1786 approximately 10 minutes prior to the start time and provide conference ID 3587112. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                             Three Months Ended          Nine Months Ended
                      -------------------------------  ---------------------
                       Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                         2013       2013       2012       2013       2012
                      ---------  ---------  ---------  ---------  ----------

Net revenues          $  13,778  $  15,542  $  17,514  $  45,732  $   50,307
Cost of goods sold        7,685      8,140     10,170     24,771      28,994
                      ---------  ---------  ---------  ---------  ----------

Gross profit              6,093      7,402      7,344     20,961      21,313
                      ---------  ---------  ---------  ---------  ----------

Operating expenses:

  Research &
   development            2,893      2,951      2,858      8,841       8,568
  Selling, general and
   administrative         4,578      4,210      3,891     13,798       9,764
                      ---------  ---------  ---------  ---------  ----------
    Total operating
     expenses             7,471      7,161      6,749     22,639      18,332
                      ---------  ---------  ---------  ---------  ----------

Operating income
 (loss)                  (1,378)       241        595     (1,678)      2,981

Interest and other
 income, net                 62         85        109        258         376
                      ---------  ---------  ---------  ---------  ----------

Income (loss) before
 income taxes            (1,316)       326        704     (1,420)      3,357
Provision (benefit)
 for income taxes        (1,106)       (60)      (140)    (1,155)        461
                      ---------  ---------  ---------  ---------  ----------
Net income (loss)     $    (210) $     386  $     844  $    (265) $    2,896
                      =========  =========  =========  =========  ==========

Net income (loss) per
 share, basic         $   (0.01) $    0.01  $    0.03  $   (0.01) $     0.11
Net income (loss) per
 share, diluted       $   (0.01) $    0.01  $    0.03  $   (0.01) $     0.10

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    27,667     27,631     26,963     27,495      27,152
Diluted                  27,667     28,975     27,987     27,495      27,957

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                             Three Months Ended          Nine Months Ended
                      -------------------------------  ---------------------
                       Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                         2013       2013       2012       2013       2012
                      ---------  ---------  ---------  ---------  ----------

Cost of goods sold    $      86  $     102  $      68  $     282  $      245
Research & development      235        232        287        726         861
Selling, general and
 administrative             195        229        210        636         582
                      ---------  ---------  ---------  ---------  ----------
                      $     516  $     563  $     565  $   1,644  $    1,688
                      =========  =========  =========  =========  ==========

Litigation related expenses included in the Condensed
Consolidated Statements of Operations:

                             Three Months Ended          Nine Months Ended
                      -------------------------------  ---------------------
                       Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                         2013       2013       2012       2013       2012
                      ---------  ---------  ---------  ---------  ----------

Selling, general and
 administrative       $   2,056  $   1,727  $   1,061  $   6,047  $    1,839

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                  December 31,   March 31,
                                                      2013          2013
                                                 ------------- -------------
Cash and cash equivalents                        $      42,040 $      41,120
Short-term investments                                  32,779        26,139
Accounts receivable                                      9,054        10,241
Inventory                                                9,990        13,809
Other current assets                                     5,429         6,169
Net property and equipment                               9,625        10,774
Long-term investments                                   34,199        35,495
Other assets                                             2,386         2,098
                                                 ------------- -------------
Total assets                                     $     145,502 $     145,845
                                                 ============= =============

Current liabilities                              $       9,610 $      10,859
Long-term liabilities                                    1,908         2,803
Stockholders' equity                                   133,984       132,183
                                                 ------------- -------------
Total liabilities and stockholders' equity       $     145,502 $     145,845
                                                 ============= =============

Contact:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

David Fore or Brett Maas
Hayden IR
206-395-2711